EXHIBIT 10.22

                     LEASE AND OPTION TO PURCHASE AGREEMENT

         THIS AGREEMENT, (hereinafter referred to as "AGREEMENT") made and entered into this ninth day of August, 2001, between ULTRASTRIP SYSTEMS, INC. (hereinafter referred to as "COMPANY"), whose principal office is located at 3515 SE Lionel Terrace, Stuart, Florida 34996 and TECOR-TECNOLOGIA ANTICORROSAO, S.A., (hereinafter referred to as "LESSEE") whose principal office is located at P.O. Box 135, Mitrena, 2901-901, Setubal, Portugal. The Company and the Lessee are sometimes collectively referred to as the "PARTIES" and sometimes individually referred to as a "PARTY."

R E C I T A L S:

A. Company desires to lease certain equipment and inventory to Lessee, and Lessee desires to lease certain equipment and inventory (hereinafter referred to as "LEASED PROPERTY") from Company pursuant to the terms and conditions set forth herein.

A G R E E M E N T

         NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1. LEASED PROPERTY. Company does hereby rent and demise unto Lessee the following described movable property, together with all accessories:

             (1)      Two UltraStrip M2000 Robots with controls.
             (2)      Two UHP Pumps in containers, including spare parts.
             (3)      Two vacuum systems and one filtration system in container.
             (4)      Hoses and accessories.
             (5)      See attached equipment and specification sheets.

2. TERM. For a term not to exceed sixty (60) days, beginning on October 8, 2001 (hereinafter referred to as the "Effective Date"), and ending sixty (60) days thereafter.

3. ON SITE PERSONNEL. Company agrees to provide on site personnel for assistance and training on Leased Property during the sixty (60) day lease period. Lessee agrees to operate the Leased Property in accordance with the instructions and directions of Company's personnel. Lessee shall only be entitled to operate and utilize the equipment in accordance with Company personnel's direct approval and authorization, at times and days acceptable to Company's personnel, and in a manner acceptable and suitable to Company's personnel. Company's personnel shall be available seven (7) days a week, but no greater than fifty-six (56) hours per week. For each hour performed beyond the fifty-six (56) hour per week allocation, Lessee shall pay to the company an extra charge equivalent to $50.00 per hour for each individual working beyond the fifty-six (56) hour per week allocation. The Company shall either bill these charges to the Lessee separately or along with the monthly lease payment, in the

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sole discretion of the Company. At no time shall Lessee operate or utilize the equipment outside Company's personnel's presence. Lessee further agrees to provide and make arrangements for one villa and one van for lodging and transportation of Company personnel at no cost to the Company. In the event the lodging and transportation arrangements are unsatisfactory in the view of Company personnel, Company shall have the right to obtain suitable lodging and transportation. Lessee shall bear the cost and expense of the replacement lodging and transportation, however Lessee shall be limited to 1.000.000 PTE per month for alternate lodging. Said lodging and transportation charges shall be paid directly by the Lessee to the third party provider. If Lessee fails to make timely payment to third party provider, Company shall have the right to make the payment to maintain suitable lodging and transportation arrangements and add these expenses to Lessee's monthly rent payment.

4. LEASE PRICE. The amount that Lessee shall pay to Company for the leasing of the Leased Property shall be $100,000.00 USD per month. A mobilization charge of $50,000 USD will be payable by Lessee with the first month's lease payment. Equipment usage in excess of the fifty-six (56) hour week shall be charged to the Lessee at a cost of $396.00 USD per hour for each hour over and above the fifty-six (56) hour workweek, plus any additional taxes assessed ("HOURLY OVERAGE CHARGES"). Idle or maintenance time does not count towards the fifty-six
(56) hour work week limit of hourly usage of the equipment and personnel. No credits will be afforded to Lessee in the event the fifty-six (56) hours per week of personnel and/or use of the Leased Property are not used in full. Hourly usage shall be monitored and calculated daily in the following manner. Company's representative shall complete a time log sheet keeping track of the time each day Company's personnel are on site ready to assist Lessee operate the Leased Property, the time each day work ceased, as well as the total number of hours Company's personnel were on site along with equipment. At the end of each day, Lessee's representative shall be obligated to review the time log sheet and indicate Lessee's approval of the time entries and hourly calculations, by signing in an appropriate location on the time log sheet as directed by Company's personnel or representative.

         a. The first month's minimum lease payment and the mobilization charge shall be paid at the execution of this Agreement ($150,000.00 USD). Payment must be made at least sixty (60) days prior to delivery of Leased Property.

         b. All remaining lease payments shall be due net ten (10) days from the date of invoice.

         c. Hourly Overage Charges from the previous month will be due and payable with the regular monthly lease payment for the next month.

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5. PLACE OF PAYMENT: The lease due hereunder shall be paid to Company at its address: 3515 SE Lionel Terrace, Stuart, FL 34996 USA. The payment shall be via
(a) bank wire transfer to Company's account: Northern Trust, 2201 SE Kingswood Court, Stuart, Florida, USA, checking account number 5410xxxxxx and bank routing number 0660009650, contact person Mr. Gregg Wheeler at telephone 561-287-7575 or; (b) such other financial instrument as may be acceptable to the Company, in Company's sole discretion.

6. TAXES, DUTIES & FEES. Lessee is solely responsible and liable for all taxes, duties, fees and the like imposed by the government of Portugal or any governmental agency in Portugal with regard to the performance of this Agreement.

7. MAINTENANCE OF LEASED PROPERTY AND RISK OF LOSS. The maintenance of the Leased Property shall be at the expense of the Company. Upon delivery of the Leased Property to the Lessee's agreed upon delivery destination, the risk of loss of the Leased Property shall immediately pass to the Lessee. At that time, the Lessee shall be solely responsible for any and all loss or damage related to the Leased Property regardless of fault, negligence, or the intentional actions of the Lessee, third parties, employees, or other persons, entities, or governmental authority. To the extent, that the Leased Property is damaged or destroyed, while in Lessee's possession or during the term of this Agreement, Lessee shall be solely responsible for all costs of repair, including all parts, labor, and other costs related thereto. The Lessee shall engage and use experienced and qualified employees in operating the Leased Property herein described, and shall direct, control and manage the use thereof as a prudent administrator.

8. ENVIRONMENTAL/DISPOSAL. Lessee is solely and exclusively responsible for the handling, disposal, discarding, and administration of all waste materials, wastewater, sludge, hazardous substances, or other elements or byproducts created by or used in connection with the Leased Property.

9. MINIMUM LIABILITY INSURANCE. Throughout the term of this Agreement, Lessee shall obtain and maintain at all times liability and casualty insurance ("Minimum Liability Insurance") in such amounts as Company shall specify from time to time, and shall furnish to Company within fifteen (15) days of the effective date of this Agreement, a certificate of insurance which names the Company as an additional insured, evidencing that such insurance is in effect, and provides that it shall not be canceled, terminated or modified on less than thirty (30) days prior written notice to Company. The Minimum Liability Insurance established as of the effective date of this Agreement is FIVE MILLION US DOLLARS, ($5,000,000.00). The Company shall however provide for, maintain and pay all insurance policies relative to its own personnel.

10 TAGS AND PERMITS. The Lessee is to furnish all license tags and permits for the Leased Property as required by the Company or any governmental authority or agency.

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11. COMPANY'S RIGHT TO INSPECT. Lessee shall at all times permit Company, its agents and representatives, to inspect the Leased Property, Lessee's facilities, and records during regular business hours for the purposes of ascertaining the status of the physical condition of the Leased Property. If at any time Company reasonably believes Lessee is using the Leased Property illegally, without requisite governmental approval, in violation of any Portuguese or other law or regulation, in a manner which exposes persons to bodily injury, or causes damage or threatens to cause damage to the Leased Property, Company shall have the right to immediately cancel this Agreement without written notice and the Leased Property shall return to the Company or Company personnel shall have the right to act in accordance with terms described in the event of default. The Company in accordance with the terms of this provision shall reasonably exercise all actions, rights, and remedies.

12. NOTICE OF DEFAULT. Any party who fails to keep or perform any of its material obligations hereunder shall be in default of this Agreement. Within thirty (30) days of becoming aware of any event of default, the non-defaulting party shall provide the defaulting party with notice of same, which notice shall include a detailed description of the failure which constitutes said default and a statement of what, if anything, can be done to cure said default (the "Notice of Default"). Any action arising hereunder or related in any way hereto against Company or Lessee shall be brought within one year after the occurrence giving rise to the claim, or be barred forever. If Lessee shall be in default hereunder, Company may, without notice to Lessee, seize, take possession, remove, confiscate, and remove the Leased Property from its location. Company shall not be responsible for any damages that occur to Lessee, Lessee's property, or third parties as result of these actions.

13. INDEMNIFICATION. Lessee shall indemnify and save harmless Company and its officers and shareholders from and against any loss, claim, or damage, governmental action or inquiry, including all reasonable attorneys' fees whether or not litigation is instituted and including all appellate processes, arising out of this Agreement or resulting from Lessee's use or misuse of the Leased Property. However, this clause shall only apply when a final and effective judgment for the Company by any judicial or governmental entity occurs regarding any matters relative to this agreement.

14. ASSIGNMENT. This Agreement may not be assigned by Lessee to a third party without the express written consent of Company and approval of said third party by Company, both of which may be withheld for any reason whatsoever.

15. USE OF TRADEMARKS. Lessee shall display each of the trademarks on the Leased Property only on behalf of and for the sole benefit of Company, and in such manner and on such terms as Company may require or allow in writing.

16. TRADE SECRETS. Any of Manufacturer's trade secrets that may from time to time be made available or become known to Lessee are to be treated as confidential, are to be used solely in connection with Lessee's use of the Leased Property during the

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Lease Period, and are not to be disclosed to anyone other than Lessee's employees who have a reasonable need for access thereto in connection with Lessee's use of the Leased Property during the Lease Period. Lessee's performance of its duties hereunder shall survive the termination of this Agreement.

17. INDEPENDENT CONTRACTOR. Nothing herein shall be deemed to constitute Company and Lessee as partners or otherwise associated in or with the business of the other. Lessee is and shall always remain an independent contractor and neither party shall be liable for any debts, obligations, or liabilities of the other. Neither party is authorized to incur debts or other obligations of any kind on the part of or as agent for the other. It is expressly recognized that no fiduciary relationship exists between the parties. Lessee is in no respect an agent, employee or legal representative of Company and shall not hold itself out as such for any purpose whatsoever. Lessee shall not sign Company's name or the name of any director, officer, employee or other agent of Company to any instrument of other document.

18. OPTION TO PURCHASE. Lessee may at its option, purchase Leased Property under the following conditions:

         Purchase price for Leased Property is undetermined and will be established only after both parties agree in writing on a mutually acceptable price. If the parties cannot agree on a mutually acceptable price no later than December 15, 2001, this Option shall automatically and irrevocably terminate. ONE HUNDRED PERCENT (100%) of received lease payments will be applied to purchase price if purchase is completed within the sixty (60) day lease term. Lessee shall formally exercise this option by way of written notice to the Company clearly stating the Lessee's decision to purchase the Leased Property for the agreed upon price. This Option to Purchase is further conditioned upon, and is not exercisable until the parties fully execute an Agreement to Purchase on conditions and terms acceptable to the Company. This Option to Purchase shall irrevocably terminate at the expiration of the Lease Period or the termination of this Agreement whichever shall occur earlier.

19. SURRENDER OF LEASED PROPERTY. Upon termination of the lease period and if Lessee does not exercise its purchase option and execute an Agreement acceptable to the Company, Lessee shall promptly and peaceably surrender the Leased Property to Company. The Leased Property shall be shipped back to the Company at Lessee's sole cost and expense to the Company's principal office as designated above, or other location reasonably designated by the Company. The Company shall have the right to inspect the Leased Property for any damage. Within thirty (30) days of receipt of the Leased Property, Company shall provide Lessee with an itemized list of damage and

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

costs of repairing or replacing those parts or accessories. Lessee shall be solely responsible for costs of repair or replacement of those parts or accessories. Lessee shall make payment to the Company within ten (10) days of receipt of Company's notice of damage.

20. NOTICES. All notices, requests, consents, and other communications required or permitted to be given under this Agreement will be in writing (including telefax or telecopy) and shall be sent by certified mail, postage prepaid, return receipt requested, or delivered by a recognized national overnight courier service, addressed to the address shown at the beginning of this Agreement, or to any other address or addresses as any party may designate from time to time. Any notice shall be deemed delivered: (a) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authority as not deliverable, as the case may be if mailed, (b) on the date of the delivery of a recognized international courier service.

21. ARBITRATION, JURISDICTION, VENUE, PREVAILING PARTY FEES. In case of litigation or dispute regarding the interpretation and enforcement of this Agreement or the resolution of situations not provided for therein, the Parties will endeavor to obtain an equitable and adequate solution by amicable settlement.

         a. Should any amicable settlement under the terms above, not be reached within 30 (thirty) days as of the date on which either Party notified the other in writing to start the negotiations, either Party may, at any time, resort to Arbitration under the terms hereunder.
         b. The Arbitration shall be conducted by Arbitration Court, set up under the terms of this Clause and in compliance with the procedures of the ICC-International Chamber of Commerce hereinafter shortly referred to as "Chamber of Commerce".
         c. The Arbitration Court shall consist of 3 (three) Arbitrators, appointed 1 (one) by each Party within 15 (fifteen) days as of the end of the 30 (thirty) day period referred to in number 3 (three) here above, the third Arbitrator, who shall preside, being co-opted by the two Arbitrators thus appointed; failing an agreement over the co-option of the third Arbitrator, who shall preside, being co-opted by the two Arbitrators thus appointed; failing an agreement over the co-option of the third arbitrator, the latter shall be appointed by the Chamber of Commerce. Should either Party not appoint its own Arbitrator within the 15 (fifteen) day period of time set forth here above, such Arbitrator shall be appointed by the other Party (or by the Arbitrator appointed by it) and the Chamber of Commerce shall be informed accordingly.
         d. The Arbitration Court shall sit in London, at the place chosen by the President and the arbitration proceedings shall be conducted in English.
         e. The proceedings shall be conducted at the Arbitration Court in strict compliance with the procedures adopted by the "Commercial Arbitration Center" of the Chamber of Commerce.

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         f.       The Arbitration Court shall analyze the issues of law as any
                  Court having jurisdiction over such issues would normally do and the arbitration decisions can not be appealed, except in the case of fraud, gross error or conflict of interest on the part of one or more arbitrators.

         g. All costs related with the Arbitration Court, including the Arbitrators' fees, shall be borne by the Party against which the decision is rendered or, should the decision not be rendered against just one Party, by both Parties hereto, in the proportion stated in the Arbitration Decision.

22. COMPLIANCE WITH LAWS AND REGULATIONS. Lessee acknowledges that it is responsible for complying with all governmental laws, ordinances, rules and regulations of the Territory ("Laws") and Lessee's fulfillment of its obligations under this Agreement, including but not limited to the payment of any duties and taxes (excluding Company income taxes), or obtaining of any governmental permits or approvals. Lessee shall cooperate fully with Company in complying with any governmental agency order or rule, which may obligate Company to remedy any problem with, or defect in, any leased Property.

23. SPECIFIC PERFORMANCE. Each of the parties acknowledges that damages at law would be an inadequate remedy if this Agreement were not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, the other party shall be entitled, in addition to all other rights and remedies, to injunctions restraining such breach, without being required to post any bond or other security, and/or to a decree of specific performance of the provisions of this Agreement.

24. WAIVERS. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, will not affect the right of that party to require performance of that provision or to exercise any right, power or remedy, and any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of the provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement.

25. SURVIVAL. All covenants, agreements, representations and warranties made in this Agreement or otherwise made in writing by any party pursuant to this Agreement will survive the termination or execution and delivery of this Agreement and the consummation of the transactions contemplated.

26. SEVERABILITY. If any provision of this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, only that provision will be inapplicable and deemed omitted to the extent it is contrary, prohibited or invalid, but the remainder will not be invalidated and will be given full force and effect so far as possible.

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27. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

28. BINDING EFFECT. All of the terms and provisions of this Agreement are binding upon, inure to the benefit of, and are enforceable by the parties and their respective legal representatives, successors and permitted assigns.

29. AMENDMENTS. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement is sought and making specific reference to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this lease agreement on the 9th day of August, 2001, at Setubal, Portugal in the presence of the undersigned witnesses.

WITNESSES                                       TECOR-TECNOLOGIA
                                                ANTICORROSAO, S.A.


Sign: /s/ Santos Costa                          By: /s/ Manuel Carlos da Maia
----------------------                              -------------------------

                                                    Manuel Carlos Da Maia,
                                                    Managing Director

Print: Santos Costa
-------------------
Sign: /s/ Santos Costa
----------------------
Sign: /s/ F. A. Carvalho
------------------------
Print: Francisco A. Carvalho
----------------------------


WITNESSES                                           ULTRASTRIP SYSTEMS, INC.

Sign: /s/ Mickey Donn                               By: /s/ Dennis McGuire
                                                        ------------------
                                                            Dennis McGuire,
                                                            Director of Sales
Print: Mickey Donn
------------------

Sign: /s/ John Odwazny
----------------------
Print: John Odwazny

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